                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   8   )*
                                         ------

                             MERRILL CORPORATION
                     ----------------------------------
                              (Name of Issuer)

                    COMMON STOCK, PAR VALUE $.01 PER SHARE
                     -----------------------------------
                       (Title of Class of Securities)

                              590175  10  5
                     ----------------------------------
                              (CUSIP Number)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                               Page 1 of 3 Pages

CUSIP No. 590175  10  5               13G                   Page 2 of 3 Pages
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

       KENNETH F. MERRILL
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization
       UNITED STATES
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Number of Shares              (5) Sole Voting
 Beneficially                       Power           268,053
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                 0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power           268,053
                             --------------------------------------------------
                              (8) Shared Dispositive
                                     Power                0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
       268,053
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*
                                                            /X/
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
       3.38%
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(12) Type of Reporting Person*
       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                           Page 3 of 3 Pages


ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
          268,053(1)
    ---------------------------------------------------------------------------

    (b) Percent of Class:
          3.38% (2)
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
                268,053
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
                      0 (1)
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
                268,053
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
                      0 (1)
              -----------------------------------------------------------------

_______________

  (1) Excludes 45,293 shares benefically owned by Mr. Merrill's spouse.

  (2) Calculated based on 7,928,506 shares of Merrill Corporation's common stock outstanding as of December 31, 1996.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/
                 Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                 Not applicable
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                 Not applicable
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                 Not applicable
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
                 Not applicable
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION
                 Not applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                               FEBRUARY 14, 1997
                                       ----------------------------------------
                                       (Date)
                                             /S/ KENNETH F. MERRILL
                                       ----------------------------------------
                                       (Signature)